Exhibit 99.1

CVR Partners Reports 2014 Second Quarter Results
And Announces Cash Distribution of 33 Cents per Common Unit

SUGAR LAND, Texas (July 31, 2014) - CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced second quarter 2014 net income of $17.1 million, or 23 cents per fully diluted common unit, on net sales of $77.2 million, compared to net income of $35.4 million, or 48 cents per fully diluted common unit, on net sales of $88.8 million for the 2013 second quarter. Adjusted EBITDA, a non-GAAP measure, was $25.7 million for the second quarter of 2014, compared to adjusted EBITDA of $44.1 million for the second quarter of 2013.

For the first six months of 2014, net income was $38.6 million, or 53 cents per fully diluted common unit, on net sales of $157.5 million, compared to $71.0 million of net income, or 97 cents per fully diluted common unit, on net sales of $170.2 million for the comparable period a year earlier. Adjusted EBITDA for the first six months of 2014 was $55.7 million compared to adjusted EBITDA of $87.9 million for the first six months of 2013.

“Production levels in the 2014 second quarter were impacted by planned downtime at the fertilizer plant, during which we performed maintenance work and addressed previously disclosed issues with our ammonia plant,” said Mark Pytosh, chief executive officer. “As expected, pricing for the first half of this year was lower than the first six months of 2013. However, we were pleased to see a nearly 12 percent increase in our average realized gate prices for UAN in the 2014 second quarter as compared to the first quarter of 2014.”

Operations

For the second quarter of 2014, average realized gate prices for UAN and ammonia were $283 per ton and $521 per ton, respectively, compared to $331 per ton and $688 per ton, respectively, for the same period in 2013.

CVR Partners produced 92,200 tons of ammonia and purchased approximately 3,000 additional tons of ammonia during the second quarter of 2014, of which 3,200 net tons were available for sale while the rest was upgraded to 223,400 tons of UAN. In the 2013 second quarter, the plant produced 91,300 tons of ammonia and purchased approximately 4,000 additional tons of ammonia, of which 2,200 net tons were available for sale while the remainder was upgraded to 225,200 tons of UAN.

In the 2014 second quarter, repair and maintenance work was performed at the fertilizer facility and Linde’s air separation unit during planned downtime. In addition, the waste heat boiler was replaced in the fertilizer facility’s ammonia plant to address previously disclosed issues that resulted in downtime and lower production levels during the 2014 first quarter and early in the second quarter.

Also during the planned downtime, tie-ins were installed for an upgraded pressure swing adsorption unit designed to increase hydrogen recovery. With the upgrade now complete, the additional hydrogen is being converted into incremental ammonia and is projected to increase ammonia production by approximately 7,000 tons to 9,000 tons annually.

On-stream factors during the 2014 second quarter were 94.2 percent for the gasifiers, 88.1 percent for the ammonia synthesis loop and 85.9 percent for the UAN conversion facility. Excluding the impact of the shutdown for the waste heat boiler installation, pressure swing adsorption unit upgrade and the Linde air separation unit maintenance, on-stream factors for the 2014 second quarter would have been 100.0 percent for the gasifiers, 94.9 percent for the ammonia synthesis loop and 92.9 percent for the UAN conversion facility.

Distributions

CVR Partners also announced today a second quarter 2014 distribution of 33 cents per common unit. The distribution, as set by the board of CVR GP, LLC, the general partner of CVR Partners, will be paid on Aug. 18, 2014, to unitholders of record on Aug. 11, 2014.

CVR Partners’ second quarter cash distribution brings the cumulative cash distributions paid or declared for the first six months of 2014 to 71 cents per common unit.

Outlook

Based on current plant operating rates, the partnership anticipates UAN production of 240,000 tons to 260,000 tons for the third quarter of 2014.

As part of its annual fill season negotiations with dealers and distributors, the partnership has entered into agreements for substantially all of its anticipated UAN production for the second half of 2014. The fill season is the period of the year when dealers and distributors typically fill their fertilizer storage tanks across the Corn Belt in anticipation of the following year’s spring corn planting season.

Published third-party sources quoted fill season pricing at $235 per ton to $240 per ton at the New Orleans, Louisiana (NOLA) pricing point. Given its strategic location, CVR Partners’ plant typically receives an approximate $15 per ton premium over NOLA pricing.

CVR Partners, LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance; fluctuations in the prices received for its finished products; maintenance capital expenditures; and cash reserves deemed necessary or appropriate by the board of directors of its general partner.

CVR Partners 2014 Second Quarter Earnings Conference Call

CVR Partners previously announced that it will host its 2014 second quarter Earnings Conference Call for analysts and investors on Thursday, July 31, at 10 a.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=100015. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029.

For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp?id=100015. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 13586561.

# # #

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward Looking Statements
This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as "outlook," "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "seek," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Relations:
Wes Harris
281-207-3490
InvestorRelations@CVRPartners.com

Media Relations:
Angie Dasbach
281-207-3550
MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited unless noted otherwise).

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in millions, except per unit data)
Consolidated Statement of Operations Data:
Net sales (1)	$77.2	$88.8	$157.5	$170.2
Cost of product sold - Affiliates	2.3	2.8	4.5	5.9
Cost of product sold - Third parties	17.1	12.8	36.6	20.3
Direct operating expenses - Affiliates	0.8	1.2	1.6	2.2
Direct operating expenses - Third parties	26.1	23.2	49.5	44.8
Selling, general and administrative expenses - Affiliates	4.0	4.1	7.5	8.3
Selling, general and administrative expenses - Third parties	1.3	1.4	2.4	2.8
Depreciation and amortization	6.8	6.2	13.5	12.0
Operating income	18.8	37.1	41.9	73.9
Interest expense and other financing costs	(1.7)	(1.7)	(3.3)	(2.9)
Interest income	—	—	—	—
Other income (expense), net	—	—	—	—
Income before income tax expense	17.1	35.4	38.6	71.0
Income tax expense	—	—	—	—
Net income	$17.1	$35.4	$38.6	$71.0

Net income per common unit - basic	$0.23	$0.48	$0.53	$0.97
Net income per common unit - diluted	$0.23	$0.48	$0.53	$0.97

Adjusted EBITDA*	$25.7	$44.1	$55.7	$87.9
Available cash for distribution*	$24.0	$42.6	$51.8	$87.2

Weighted average, number of common units outstanding (in thousands):
Basic	73,113	73,068	73,113	73,067
Diluted	73,146	73,230	73,145	73,232
________________________________
(1)        Below are the components of Net sales:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
			(in millions)
Reconciliation to net sales:
Sales net at gate	$69.2	$76.8	$136.2	$152.5
Freight in revenue	6.7	8.0	13.5	13.7
Hydrogen revenue	0.9	4.0	6.8	4.0
Other	0.4	—	1.0	—
Total net sales	$77.2	$88.8	$157.5	$170.2
* See “Use of Non-GAAP Financial Measures” below.

	As of June 30, 2014	As of December 31, 2013
		(audited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$78.5	$85.1
Working capital	93.9	108.4
Total assets	575.2	593.5
Total debt	125.0	125.0
Total partners’ capital	419.9	439.9

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$24.4	$17.1	$59.9	$74.6
Investing activities	(4.0)	(13.7)	(7.4)	(31.8)
Financing activities	(27.8)	(44.8)	(59.2)	(58.8)
Net increase (decrease) in cash and cash equivalents	$(7.4)	$(41.4)	$(6.7)	$(16.0)

Other Financial Data:
Capital expenditures for property, plant and equipment	$4.1	$13.8	$7.5	$31.9

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Key Operating Statistics:

Production (thousand tons):
Ammonia (gross produced) (1)	92.2	91.3	183.3	202.7
Ammonia (net available for sale) (1)(2)	3.2	2.2	12.1	32.9
UAN	223.4	225.2	480.6	421.3

Petroleum coke consumed (thousand tons)	117.3	114.4	242.1	244.2
Petroleum coke (cost per ton)	$27	$29	$28	$30

Sales (thousand tons):
Ammonia	2.9	7.1	8.3	34.6
UAN	239.2	217.3	493.9	411.4

Product pricing at gate (dollars per ton) (3):
Ammonia	$521	$688	$493	$668
UAN	$283	$331	$267	$314

On-stream factors (4):
Gasification	94.2%	91.6%	96.5%	95.5%
Ammonia	88.1%	89.1%	90.1%	93.9%
UAN	85.9%	86.5%	91.4%	89.7%

Market Indicators:
Ammonia - Southern Plains (dollars per ton)	$561	$653	$501	$674
UAN - Corn belt (dollars per ton)	$333	$381	$332	$380

______________________________

(1)   Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into UAN. As a result of the completion of the UAN expansion project in February 2013, we expect to upgrade substantially all of the ammonia we produce into UAN. Net tons available for sale represent ammonia available for sale that was not upgraded into UAN.

(2)   In addition to the produced ammonia, the Partnership acquired approximately 3,000 and 4,000 tons of ammonia during the three months ended June 30, 2014 and 2013, respectively. The Partnership acquired approximately 26,000 and 4,000 tons of ammonia during the six months ended June 30, 2014 and 2013, respectively.

(3)
Product pricing at gate per ton represents net sales less freight revenue divided by product sales volume in tons, and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(4)   On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency.

Excluding the impact of the shutdown for installation of the waste heat boiler, pressure swing adsorption unit upgrade and the Linde air separation unit maintenance, the on-stream factors for the three months ended June 30, 2014 would have been 100.0% for gasifier, 94.9% for ammonia and 92.9% for UAN. Excluding the impact of the unplanned Linde air separation unit outages and the unplanned downtime associated with weather issues, the on-stream factors for the three months ended June 30, 2013 would have been 99.6% for gasifier, 99.1% for ammonia and 97.1% for UAN.

Excluding the impact of the shutdown for installation of the waste heat boiler, pressure swing adsorption unit upgrade and the Linde air separation unit maintenance, the on-stream factors for the six months ended June 30, 2014 would have been 99.4% for gasifier, 93.5% for ammonia and 95.0% for UAN. Excluding the impact of the unplanned Linde air separation unit outages, the UAN expansion coming on-line and the unplanned downtime associated with weather issues, the on-stream factors for the six months ended June 30, 2013 would have been 99.6% for gasifier, 98.9% for ammonia and 97.7% for UAN.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the financial non-GAAP measures noted above, which are reconciled to our GAAP-based results below. These non-GAAP financial measures should not be considered as an alternative to GAAP results.

EBITDA is defined as net income before (i) net interest (income) expense; (ii) income tax expense; and (iii) depreciation and amortization expense, which are items management believes affect the comparability of operating results.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of share-based compensation, non-cash, and, when applicable, major scheduled turnaround expenses and loss on disposition of assets. We present Adjusted EBITDA because it is a key measure used in material covenants in our credit facility and because it is the starting point for the calculation of our available cash for distribution.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to our common unitholders and our compliance with the covenants contained in our credit facility. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of Net Income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in millions)
Reconciliation of Net Income to EBITDA and to Adjusted EBITDA:
Net income	$17.1	$35.4	$38.6	$71.0
Add:
Interest expense, net	1.7	1.7	3.3	2.9
Depreciation and amortization	6.8	6.2	13.5	12.0
EBITDA	$25.6	$43.3	$55.4	$85.9
Share-based compensation, non-cash	0.1	0.8	0.3	2.0
Adjusted EBITDA	$25.7	$44.1	$55.7	$87.9

Available cash for distribution is not a recognized term under GAAP. Available cash for distribution should not be considered in isolation or as an alternative to net income or operating income, or as any other measure of financial performance or operating performance. In addition, available cash for distribution is not presented as, and should not be considered an alternative to, cash flows from operations or as a measure of liquidity. Available cash for distribution as reported by the Partnership may not be comparable to similarly titled measures of other entities, thereby limiting its usefulness as a comparative measure.

The Partnership announced a cash distribution of $0.33 per common unit for the second quarter of 2014. The distribution was based on the Partnership’s available cash, beginning with Adjusted EBITDA and reduced for cash needed for (i) net interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures; and (iii) to the extent applicable, major scheduled turnaround expenses incurred and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate, if any. Available cash for distribution may be increased by the release of previously established cash reserves, if any, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
	(in millions, except units and per unit data)
Reconciliation of Adjusted EBITDA to Available cash for distribution
Adjusted EBITDA	$25.7	$55.7
Adjustments:
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(1.4)	(2.9)
Maintenance capital expenditures	(1.0)	(2.0)
Plus:
Distribution of previously established cash reserves, net	0.7	1.0
Available cash for distribution	$24.0	$51.8
Available cash for distribution, per common unit	$0.33	$0.71
Common units outstanding (in thousands)	73,114	73,114

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Q3 2014 Outlook

The table below summarizes our outlook for the third quarter of 2014. See "forward looking statements."

	Q3 2014
	Low	High
Operating Statistic:
Total UAN production (thousand tons)	240.0	260.0